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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (to register the additional shares available under the Plan) of our report dated January 27, 1999 relating to the financial statements, which appears in the Splash Technology Holdings, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, the three months ended December 31, 1997, each of the years in the two year period ended September 30, 1997. We also consent to the incorporation by reference of our report dated January 27, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
December 16, 1999